UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

COMMISSION FILE NUMBER 0-28720
(Exact name of registrant as specified in its charter)

Delaware	73-1479833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

40 Washington Street, Westborough, MA 01581
(Address of principal executive offices)(Zip Code)

(617) 861-6050
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Mr. Gregory Rotman, President and CEO, has resigned from his executive officer position with the Company on July 31, 2012. Mr. Rotman remains a member of the Company’s Board of Directors.
(c), (d), (e) Mr. W. Austin Lewis IV has been named President, CEO and Chairman of the Company as of July 31, 2012. Mr. Lewis also has been elected as a Director of the Company on July 31, 2012 to fill a vacancy newly created by the Board of Directors.
Mr. Lewis, 36, replaces Mr. Rotman as the principal executive officer. He currently serves as the Chief Executive Officer of Lewis Asset Management Corp., an investment management company headquartered in New York City which he founded in 2004. From 2003 to 2004, Mr. Lewis was employed at Puglisi & Company, a New York based broker-dealer registered with FINRA, where he served as a registered representative and managed individual client accounts, conducted due diligence for investment banking activities and managed his own personal account. In 2002, Mr. Lewis co-founded Thompson Davis & Company, Inc., a registered broker-dealer headquartered in Richmond, Virginia. From 1998 to 2002, Mr. Lewis was employed by Branch Cabell and Company, Inc. in Richmond, Virginia (“Branch Cabell”) where he was a registered representative. Following the November 2000 acquisition of Branch Cabell by Tucker Anthony Incorporated (“Tucker Anthony”), Mr. Lewis served as a Vice President for Tucker Anthony and subsequently RBC Dain Rauscher, Inc. which acquired Tucker Anthony in August of 2001. Mr. Lewis received his Bachelor of Science degree in Finance and Financial Economics from James Madison University in 1998.
Mr. Lewis’s extensive business experience and skills with respect to financial matters and stock markets assisted the Board in reaching the conclusion that Mr. Lewis should serve as Director.
Mr. Lewis also serves as a director for MAM Software Group, Inc. and Viryanet Ltd.
Mr. Lewis has not been appointed to, and is not expected to be named to any board committees at this time. Mr. Lewis shall serve as the President and CEO until he resigns, retires or is otherwise terminated. There are no arrangements or understandings between Mr. Lewis and any other person pursuant to which Mr. Lewis was selected as Director.
Mr. Lewis is not related to any other director or executive officer of the Company. Mr. Lewis receives no separate compensation for his role as Director.
Mr. Lewis has not been involved in any transaction during the past two years in which the Company was a participant and the amount involved exceeds $120,000 and in which Mr. Lewis had or would have a direct or indirect material interest.
Mr. James O’Neill has been elected as a Director of the Company on July 31, 2012 to fill a vacancy newly created by the Board of Directors. Mr. O’Neill, 59, is President of Impact Skill Sets, Inc. He consults, trains and lectures throughout the world on sales, leadership, and management issues. Mr. O'Neil has coached and trained over forty eight thousand people in his programs since 2001. He is the past CEO and president of ITS Intertek Services, an award winning quality management service provider with eight sales centers throughout the U.S. and 12 international locations in eight countries. Prior to this Mr. O'Neil founded National Quality Assurance, USA., one of the leading ISO 9000 certification companies in the USA. NQA, USA is presently servicing a certified client base of over three thousand companies throughout the USA, Mexico, and Canada.
Mr. O’Neil’s extensive training and management background assisted the Board in reaching the conclusion that Mr. Lewis should serve as Director.
Mr. O’Neill has not been appointed to, and is not expected to be named to any board committees at this time. Mr. O’Neill shall serve as Director until he resigns, retires or his successor is duly elected. There are no arrangements or understandings between Mr. O’Neill and any other person pursuant to which Mr. O’Neill was selected as Director.

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Mr. O’Neill is not related to any other director or executive officer of the Company. Mr. O’Neill receives no separate compensation for his role as Director. Mr. O’Neill has not been involved in any transaction during the past two years in which the Company was a participant and the amount involved exceeds $120,000 and in which Mr. O’Neill had or would have a direct or indirect material interest.
Neither Mr. Lewis nor Mr. O’Neill are parties to or participants in any material plan, contract or arrangement (whether or not written) that is entered into or any material amendment in connection with a triggering event or entitled to any grant or award under any such plan, contract or arrangement in connection with any such triggering event, except as set forth in subsection (e). Mr. Lewis’s compensation is as set forth in subsection (e).
(e), (f)    Mr. Lewis is not a party to, and is not a participant in, any material plan, contract or arrangement (whether or not written) (or material amendment in connection therewith) which is in connection with a triggering event or any grant or award to Mr. Lewis other than as set forth in this subsection (e). As compensation for his services, Mr. Lewis will be paid $180,000 annually. Mr. Lewis received a grant of options to purchase 5 million shares at the Company's current fair market value price as of the date of his engagement. He will receive another grant of 5 million shares with respect to the Company and any spun off entity upon the successful spin-off of such entity.

A press release related to this matter, dated August 2, 2012, is attached as Exhibit 99.1.

Item 9.01.        Financial Statements and Exhibits.

(d)    Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.

Date: August 6, 2012	By:	/s/Christopher Culross
Christopher Culross, CFO

EXHIBIT INDEX

Exhibit            Description

99.1	Press release dated August 2, 2012

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